INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-10487) and on Form S-3 (No. 333-07581) of Metal Management, Inc. of our report on the Cozzi Iron & Metal, Inc. financial statements dated April 22, 1997, appearing in the Proxy Statement of Metal Management, Inc. dated November 20, 1997 and incorporated by reference in this Form 8-K of Metal Management, Inc. dated December 15, 1997.





Deloitte & Touche LLP
December 15, 1997